NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2013 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 10, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2013 third quarter operating loss of ($358,000) on total revenue of $8,231,000, as compared to a 2012 third quarter operating profit of $4,012,000 on total revenue of $12,547,000. Griffin reported a loss from continuing operations and a net loss of ($929,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.18) for the 2013 third quarter. In the 2012 third quarter, Griffin had income from continuing operations and net income of $1,882,000 and basic and diluted income from continuing operations per share and basic and diluted net income per share of $0.37.

For the 2013 nine month period, Griffin reported an operating loss of ($362,000) on total revenue of $29,184,000, as compared to operating profit of $2,682,000 on total revenue of $29,894,000 for the 2012 nine month period. Griffin reported income from continuing operations and net income of $269,000 and basic and diluted income from continuing operations per share and basic and diluted net income per share of $0.05 for the 2013 nine month period. In the 2012 nine month period, Griffin had income from continuing operations of $345,000 and basic and diluted income from continuing operations per share of $0.07. Griffin’s net income for the 2012 nine month period, which included the operating results and a gain on sale of Griffin’s discontinued operation, was $1,992,000, and Griffin had basic and diluted net income per share of $0.39 for the 2012 nine month period. Griffin’s discontinued operation reflects a fully-leased 308,000 square foot warehouse building in Manchester, Connecticut (the “Manchester Warehouse”) that was sold in the 2012 first quarter (see below).

The lower operating results in both the 2013 third quarter and 2013 nine month period versus the comparable 2012 periods principally reflect lower operating profit at Griffin Land, Griffin’s real estate business. Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, incurred a higher operating loss in the 2013 third quarter as compared to the 2012 third quarter, however, Imperial’s operating loss in the 2013 nine month period was essentially unchanged from the operating loss incurred by Imperial in the 2012 nine month period. Griffin’s general corporate expense was essentially unchanged in the 2013 third quarter as compared to the 2012 third quarter, but increased in the 2013 nine month period as compared to the 2012 nine month period.

  The lower operating profit at Griffin Land in the 2013 third quarter and 2013 nine month period versus the comparable 2012 periods principally reflects lower gain on property sales. Property sales revenue and gain in the 2013 third quarter reflected two small land sales. Griffin Land’s revenue and gain on property sales in the 2012 third quarter reflected the sale of 93 acres of undeveloped land to Dollar Tree Distribution, Inc. (the “Dollar Tree Sale”), which closed in that period. Under the terms of the Dollar Tree Sale, Griffin Land was required to construct a sewer line to service the property sold, therefore, the Dollar Tree Sale was accounted for under the percentage of completion method whereby the revenue and gain on sale were recorded as costs were incurred. Griffin Land received cash proceeds of $7,000,000, before transaction costs, at the time the Dollar Tree Sale closed. Griffin Land reported revenue of $5,360,000 and gain on sale of $4,624,000 in the 2012 third quarter and 2012 nine month period from the Dollar Tree Sale. All of the revenue and gain related to the Dollar Tree Sale were recognized prior to the 2013 third quarter. Griffin Land’s 2013 nine month period results include previously deferred revenue and gain from the Dollar Tree Sale of $2,297,000 and $1,932,000, respectively, and an additional $177,000 of revenue and gain from an amended agreement related to the Dollar Tree Sale. Property sales occur periodically, and changes in revenue from year to year from those transactions may not be indicative of any trends in Griffin Land’s real estate business.

Rental revenue from Griffin Land’s leasing operations was higher in the 2013 third quarter and 2013 nine month period versus the comparable 2012 periods due to more space being leased in the current year, including the commencement of a full building lease in the 2013 third quarter of the industrial building in the Lehigh Valley of Pennsylvania that was constructed and ready for tenants at the end of the 2012 third quarter. Profit from Griffin Land’s leasing operations was higher in the 2013 third quarter as compared to the 2012 third quarter due principally to the higher rental revenue. For the 2013 nine month period, profit from leasing operations was lower than the 2012 nine month period due principally to higher building operating expenses in the current year. The higher expenses principally reflect higher snow removal costs in the 2013 nine month period as the 2012 nine month period benefited from mild winter weather with little snowfall.

The higher operating loss at Imperial in the 2013 third quarter as compared to the 2012 third quarter principally reflects higher product and delivery costs, which more than offset the increase in Imperial’s net sales and other revenue in the 2013 third quarter as compared to the 2012 third quarter. Imperial’s operating loss was essentially unchanged in the 2013 nine month period as compared to the 2012 nine month period as higher net sales and other revenue essentially offset higher product costs.

Griffin’s general corporate expense was essentially unchanged in the 2013 third quarter as compared to the 2012 third quarter, but increased in the 2013 nine month period as compared to the 2012 nine month period. The higher general corporate expense in the 2013 nine month period principally reflects higher expenses related to Griffin’s non-qualified deferred compensation plan.

Griffin incurred a loss from continuing operations and a net loss for the 2013 third quarter as compared to income from continuing operations and net income in the 2012 third quarter due to the lower operating results discussed above and higher interest expense, partially offset by lower income taxes in the 2013 third quarter as compared to the 2012 third quarter. The higher interest expense in the 2013 third quarter as compared to the 2012 third quarter reflects no interest being capitalized in the 2013 third quarter as compared to approximately $200,000 of interest capitalized in the 2012 third quarter related to Griffin Land’s 228,000 square foot industrial building in the Lehigh Valley that was under construction during that period. The effect of not having any interest capitalized in the 2013 third quarter was partially offset by lower interest expense on two of Griffin Land’s nonrecourse mortgages that were refinanced resulting in lower interest rates on those loans.

Griffin’s income from continuing operations in the 2013 nine month period was slightly lower than income from continuing operations in the 2012 nine month period, as the effect of the lower operating results discussed above, higher interest expense and a loss on debt extinguishment in the 2013 nine month period were substantially offset by a net increase in gain from the sale of investments and investment income. The higher interest expense in the 2013 nine month period as compared to the 2012 nine month period reflects no interest being capitalized in the 2013 nine month period as compared to approximately $600,000 of interest capitalized in the 2012 nine month period related to Griffin Land’s 228,000 square foot industrial building in the Lehigh Valley that was under construction during that period. The loss on debt extinguishment reflects the write off of deferred costs and fees related to a loan modification agreement entered into between Griffin Land and First Niagara Bank (“First Niagara”), which effectively reduced the interest rate on Griffin Land’s mortgage loan with First Niagara from 5.25% to 3.91% for the remainder of the loan, which is due in January 2020. The gain from the sale of investments in the 2013 nine month period reflects a gain on the sale of Griffin’s investment in Shemin Nurseries Holding Corp. (“SNHC”) of $3,397,000 and a gain on the sale of a portion of Griffin’s common stock in Centaur Media plc (“Centaur Media”) of $504,000. The sale of Griffin’s investment in SNHC generated cash proceeds of $3,418,000 that, because of the very low cost basis of Griffin’s investment in SNHC, was essentially equal to the gain. In the 2013 nine month period, Griffin also sold 1,324,688 shares of its common stock of Centaur Media for cash proceeds of $1,160,000. After its sales of Centaur Media common stock, Griffin continues to own 3,952,462 shares of common stock in Centaur Media. There were no gains on the sale of investments in the 2012 nine month period; however, Griffin did have investment income in the 2012 nine month period of $479,000, principally from a cash distribution from SNHC.

In the 2012 nine month period, Griffin reported income from its discontinued operation, net of tax, of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32. Griffin’s discontinued operation reflects the gain on the sale of the Manchester Warehouse on January 31, 2012 to the tenant in that facility and the operating results of that facility through the time it was sold. The sale of the Manchester Warehouse generated net cash proceeds, after expenses, of approximately $15,500,000, and resulted in a pretax gain of approximately $2,900,000 during the 2012 nine month period.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Griffin previously announced that it had entered into a letter of intent for the disposition of Imperial’s landscape nursery business and a lease of Imperial’s growing facilities to a private company nursery grower. Negotiations to reach a definitive agreement for that transaction are ongoing. Griffin can provide no assurance that a definitive agreement for the disposition of Imperial’s landscape nursery business will be completed under the terms contemplated in the letter of intent, or at all.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding the completion of a definitive agreement on the disposition of Imperial’s landscape nursery business. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 31, 2013		Sept. 1, 2012		Aug. 31, 2013		Sept. 1, 2012
Revenue:
Rental revenue and property sales	$5,387	(1)	$9,866	(1)	$17,166	(1)	$18,755	(1)
Landscape nursery net sales and other revenue	2,844		2,681		12,018		11,139
Total revenue	8,231		12,547		29,184		29,894

Operating profit (loss):
Real estate business	1,393	(1)	5,498	(1)	4,604	(1)	7,138	(1)
Landscape nursery business	(703)		(468)		(1,112)		(1,075)
General corporate expense	(1,048)		(1,018)		(3,854)		(3,381)
Total operating profit (loss)	(358)		4,012		(362)		2,682

Gain on sale of investment in Shemin Nurseries Holding Corp.	-		-		3,397		-
Gain on sale of common stock in Centaur Media	-		-		504		-
Interest expense	(938)	(2)	(817)	(2)	(2,881)	(2)	(2,522)	(2)
Loss on debt extinguishment	-		-		(286)	(3)	-
Investment income	-		10		51		479
Income (loss) before taxes	(1,296)		3,205		423		639
Income tax (provision) benefit	367		(1,323)		(154)		(294)

Income (loss) from continuing operations	(929)		1,882		269		345

Discontinued operation, net of tax: (4)
Income from operations, net of tax	-		-		-		117
Gain on sale of warehouse, net of tax	-		-		-		1,530
Total discontinued operation, net of tax	-		-		-		1,647

Net income (loss)	$(929)		$1,882		$269		$1,992

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.18)		$0.37		$0.05		$0.07
Income from discontinued operation (4)	-		-		-		0.32
Basic net income (loss) per common share	$(0.18)		$0.37		$0.05		$0.39

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.18)		$0.37		$0.05		$0.07
Income from discontinued operation (4)	-		-		-		0.32
Diluted net income (loss) per common share	$(0.18)		$0.37		$0.05		$0.39

Weighted average common shares outstanding
for computation of basic per share results	5,146		5,139		5,143		5,137

Weighted average common shares outstanding
for computation of diluted per share results	5,146		5,143		5,150		5,141

(1) Revenue and operating profit at Griffin Land were as follows:
	Third Quarter Ended,				Nine Months Ended,
	Aug. 31, 2013		Sept. 1, 2012		Aug. 31, 2013		Sept. 1, 2012

Revenue from leasing operations	$5,056		$4,506		$14,361		$13,395
Revenue from property sales	331		5,360		2,805		5,360
Total revenue at Griffin Land	$5,387		$9,866		$17,166		$18,755

Operating profit from leasing operations	$1,190		$874		$2,292		$2,514
Operating profit from property sales	203		4,624		2,312		4,624
Total operating profit at Griffin Land	$1,393		$5,498		$4,604		$7,138

Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.6 million and approximately $1.4 million in the 2013 and 2012 third quarters, respectively, and approximately $4.6 million and approximately $4.2 million in the 2013 and 2012 nine month periods, respectively.

(2) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(3) Reflects the writeoff of deferred costs related to Griffin Land's mortgage loan with First Niagara Bank ("First Niagara") and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.

(4) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.